                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                            FORTE COMPUTER EASY, INC.
                                (Name of Issuer)



                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)



                                   205072 10 1
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

----------------------                     --------------------------------
CUSIP NO. 205072 10 1                       PAGE    2    OF    5    PAGES
----------------------                     --------------------------------



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   1  NAMES OF REPORTING PERSONS                            ANTHONY E. DEPRIMA
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS          ###-##-####


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   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                     (b) / /

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   3  SEC USE ONLY



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   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

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        NUMBER OF             5      SOLE VOTING POWER
          SHARES                     3,029,692
       BENEFICIALLY
         OWNED BY         -----------------------------------------------------
           EACH               6      SHARED VOTING POWER
         REPORTING                   0
          PERSON
           WITH           -----------------------------------------------------
                              7      SOLE DISPOSITIVE POWER
                                     3,029,692

                          -----------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                     0

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   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,029,692

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   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /

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   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.2%, based upon 47,934,434 shares outstanding at 12/31/95.

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   12 TYPE OF REPORTING PERSON
      IN
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ITEM 1(a)         NAME OF ISSUER:

                  FORTE COMPUTER EASY, INC.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1350 Albert Street
                  Youngstown, Ohio 44505

ITEM 2(a)         NAME OF PERSON FILING:

                  Anthony E. DePrima

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1350 Albert Street
                  Youngstown, Ohio 44505

ITEM 2(c)         CITIZENSHIP:

                  United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e)         CUSIP NUMBER:

                  205072 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or Dealer registered under Section 15 of the
                          Act

                  (b) / / Bank as defined in Section 3(a)(6) of the Act

                  (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

                  (d) / / Investment Company registered under Section 8 of the
                          Investment Company Act

                  (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                  (g) / / Parent Holding Company, in accordance with Section
                          240.13d-1(b)(1)(ii)(G) (NOTE: See Item 7)

                  (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)
                          (H)

                                Page 3 of 5 Pages
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ITEM 4.  OWNERSHIP.

         The following represents information as of December 31, 1995:

         (a)      AMOUNT BENEFICIALLY OWNED:

                  As of December 31, 1995, Mr. DePrima beneficially owned 3,029,692 shares of common stock of the Company, consisting of 2,029,692 shares of common stock and 1,000,000 shares of common stock issuable upon exercise of stock options.

         (b)      PERCENT OF CLASS:

                  As of December 31, 1995, Mr. DePrima beneficially owned 6.2% of the common stock of the Company.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote

                           3,029,692

                  (ii)     shared power to vote or to direct the vote

                           0

                  (iii)    sole power to dispose or to direct the disposition of

                           3,029,692

                  (iv) shared power to dispose or to direct the disposition of

                           0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

                                Page 4 of 5 Pages
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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.



ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.



ITEM 10.          CERTIFICATION

                  Not applicable.



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            2/13/97
                                            -----------------------------------
                                            Date


                                            /s/ Anthony E. DePrima
                                            -----------------------------------
                                            Signature


                                            Anthony E. DePrima
                                            -----------------------------------
                                            Name/Title

                                Page 5 of 5 Pages